Exhibit 99.1
February 20, 2026

QVC Group, Inc. Provides Update on Expected Timing of Release of Fourth Quarter and Year End 2025 Financial Results

WEST CHESTER, Pa., Feb. 20, 2026 -- QVC Group, Inc. (“QVC Group” or the “Company”) (Nasdaq: QVCGA, QVCGP; OTCQB: QVCGB) today announced that it has revised the expected timing of the release of its fourth quarter and year end 2025 financial results, which had been scheduled for February 26, 2026. The Company now anticipates that it will report these financial results and file its Annual Report on Form 10-K within the timeframe specified as a non-accelerated filer under SEC guidelines.

About QVC Group, Inc.

QVC Group, Inc. (Nasdaq: QVCGA, QVCGP; OTCQB: QVCGB) is a Fortune 500 company with six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, "QVC GroupSM"). QVC GroupSM is a live social shopping company that redefines the shopping experience through video-driven commerce on every screen, from smartphones and tablets to laptops and TVs. QVC Group reaches more than 200 million homes worldwide via 15 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and FAST and other digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, Facebook, Instagram, TikTok, YouTube, Pinterest, websites, mobile apps, print catalogs, and in-store destinations. QVC Group, Inc. also holds various minority interests.

Investor Relations, investor@qvcgrp.com